Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion of our report dated April 6, 2009 on the balance sheets of Blackhawk Biofuels, LLC (a development stage company) as of December 31, 2008 and 2007, and the related statements of operations, changes in members’ equity, and cash flows for the years ended December 31, 2008 and 2007 and the period from inception (April 28, 2005) to December 31, 2008 in the Registration Statement Form S-4 for REG Newco, Inc. of which includes the financial information of Blackhawk Biofuels, LLC dated on or about CURRENT REPORT DATE and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Boulay, Heutmaker, Zibell & Co. P.L.L.P

Certified Public Accountants

Minneapolis, Minnesota

August 7, 2009